CONTACT:	FOR IMMEDIATE RELEASE
Ryan Lund	July 15, 2020
VP, Director of Corporate Communications
952-746-0439
rlund@htlf.com

Nathan Jones joins Heartland as Chief Credit Officer

July 15, 2020 – Dubuque, IA – Heartland Financial USA, Inc. (NASDAQ: HTLF) announced that Nathan Jones joined the company as Executive Vice President, Chief Credit Officer, reporting directly to Bruce Lee, President and Chief Executive Officer. Jones will lead Heartland’s credit administration organization and provide leadership in formulating credit policies, processes and practices.

“This is an important role, especially given today’s dynamic credit environment,” said Lee. “Nathan brings over 20 years of proven experience to Heartland and is an excellent addition to our strong leadership team.”

Jones has managed large scale credit and banking operations while developing and delivering new business processes and capabilities within global and regional financial institutions. He has previously worked for Bank of America, BMO Harris, First Horizon, and most recently, Fulton Financial as their Chief Credit Officer.

Nathan earned a degree in psychology and a Masters of Business Administration from Southern Methodist University in Texas. He’s active with the Risk Management Association (RMA) as a member of their Credit Advisory Board and Mid-Tier Bank Advisory Council. Jones has led RMA’s Mid-Tier Roundtable for CECL and spoken twice on CECL at the national convention.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company with assets of $13.2 billion. The company provides banking, mortgage, private client, investment and insurance services to individuals and businesses. Heartland currently has 114 banking locations serving 83 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions and Heartland’s ability to successfully integrate acquired banks; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.
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